EXHIBIT 12.1
THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

	Six
	Months
	Ended
	June 30,	Year Ended December 31,
(Dollars in millions)	2011	2010		2009		2008		2007		2006
EARNINGS
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	$299		$(3)		$(365)		$176		$436		$(230)

Add:
Amortization of previously capitalized interest	4		9		8		8		10		12
Distributed income of equity investees	6		4		3		3		3		5

Total additions	10		13		11		11		13		17

Deduct:
Capitalized interest	18		26		14		23		10		7
Minority interest in pre-tax income of consolidated subsidiaries with no fixed charges	6		6		4		11		14		8

Total deductions	24		32		18		34		24		15

TOTAL EARNINGS (LOSS)	$285		$(22)		$(372)		$153		$425		$(228)

FIXED CHARGES
Interest expense	$155		$316		$311		$320		$470		$467
Capitalized interest	18		26		14		23		10		7
Amortization of debt discount, premium or expense	7		14		16		17		26		21
Interest portion of rental expense (1)	56		111		105		105		101		98
Proportionate share of fixed charges of investees accounted for by the equity method	—		1		1		1		1		—

TOTAL FIXED CHARGES	$236		$468		$447		$466		$608		$593

TOTAL EARNINGS BEFORE FIXED CHARGES	$521		$446		$75		$619		$1,033		$365

Preferred Dividends	$7	$	*	$	*	$	*	$	*	$	*

Ratio of pre-tax income to net income	1.70		*		*		*		*		*

Preferred Dividend Factor	$12	$	*	$	*	$	*	$	*	$	*
Total Fixed Charges	236		468		447		466		608		593

TOTAL FIXED CHARGES AND PREFFERED DIVIDENDS	$248		$468		$447		$466		$608		$593

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	2.10		**		***		1.33		1.70		****

*	No preferred stock was outstanding for these periods.

**	Earnings for the year ended December 31, 2010 were inadequate to cover fixed charges. The coverage deficiency was $22 million.

***	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $372 million.

****	Earnings for the year ended December 31, 2006 were inadequate to cover fixed charges. The coverage deficiency was $228 million.
(1) Interest portion of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.